                                                                    Exhibit 99.1

NAC CONSULTING
1633 17th Street
Cuyahoga Falls, Oh. 44223
E-mail: chumal633@earthlink.com
(330)929-3682
(330)940-2625 Fax

April 6, 1998

Mr. Bob Palmquist
Brandmakers, Inc.
6015A Unity Drive
Norcross, GA 30071

Dear Bob:

I am please to accept your consulting engagement to perform accounting services. These services include:

   1. The preparation of Smart Games Interactive, Inc. Form 10-KSB for the year ending December 31, 1997. The fee for this service is $4,000, of which $1,000 is paid now, $1,500 in thirty days, and $1,500 when I complete the 10-KSB.

   2. The negotiation of creditor releases for indebtedness at your direction and approval. The fee for this service is $5,000, of which $1,500 is paid now, $1,500 in thirty days, and $2,000 when I complete negotiations.

Brandmakers also agrees to reimburse out of pocket expenses which will include primarily telephone/fax and postage expenses.

Sincerely,

/s/ Jim Chuma

Nicholas J. Chuma

Agreed to by: /s/ R J Palmquist
             ----------------------
Title:
      -----------------------------
Date:  4/7/98
     ------------------------------